Exhibit 4.6
U.S. XPRESS ENTERPRISES, INC.
EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the Plan will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. This Plan has been approved by the Company’s stockholders and Board prior to the Registration Date (as hereinafter defined).

2.    Definitions.

(a)	“Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b)
“Applicable Laws” means the requirements relating to the administration of equity-based awards and the related issuance of shares of Common Stock under U.S. state corporate laws, U.S. federal and state securities laws, the Code, and any stock exchange or quotation system on which the Common Stock is listed or quoted.

(c)	“Board” means the Board of Directors of the Company.

(d)
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(e)	“Committee” means the Compensation Committee of the Board.

(f)	“Common Stock” means the Class A common stock of the Company.

(g)	“Company” means U.S. Xpress Enterprises, Inc., a Delaware corporation, or any successor thereto.

(h)
“Compensation” shall be defined from time to time by the Committee in its sole discretion with respect to any Offering Period. Except as otherwise defined by the Committee from time to time in its sole discretion, “Compensation” means the pre-tax regular base wages paid to such Eligible Employee by the Company or a Designated Company prior to giving effect to any compensation reductions made in connection with plans described under Sections 125, 402(g), or 401(k) of the Code. Except as otherwise determined by the Committee, “Compensation” does not include: (1) any bonuses or commissions, (2) overtime pay, (3) any amounts contributed by the Company or a Designated Company to any pension plan, (4) any automobile or relocation allowances (or reimbursement for any such expenses), (5) any amounts realized from the exercise of any stock options or other equity incentive awards, (6) any amounts paid by the Company or a Designated Company for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, or (7) other forms of compensation.

(i)	“Contributions” means the payroll deductions used to fund the exercise of options granted pursuant to the Plan.

(j)
“Designated Company” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. As of the Effective Date, the Company and the Subsidiaries listed on Exhibit A hereto are Designated Companies.

(k)	“Designated Percent” means the percentage of Fair Market Value determined by the Administrator for purposes of determining the Purchase Price.

(l)	“Effective Date” means the business day immediately prior to the Registration Date.

(m)
“Eligible Employee” means any individual who is an employee providing services to the Company or a Designated Company, unless any such employee is specifically excluded by the Administrator from participation. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least one (1) year of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), or (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).

(n)	“Employer” means the employer of the applicable Eligible Employee(s).

(o)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(p)	“Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(i) For purposes of the Offering Date of the first Offering Period under the Plan, the Fair Market Value will be the initial price to the public as set forth in the final prospectus related to the Registration Statement.

(ii) For all other purposes, the Fair Market Value will be the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, and the closing price shall be the last reported sale price regular way on such date (or, if no sale takes place on such date, the last reported sale price regular way on the next preceding date on which such sale took place), as reported by such exchange. If the Common Stock is not then so listed or admitted to trading on a national securities exchange, then Fair Market Value shall be the closing price (the last reported sale price regular way) of the Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), if the closing price of the Common Stock is then reported by NASDAQ. If the Common Stock closing price is not then reported by NASDAQ, then Fair Market Value shall be the mean between the representative closing bid and closing asked prices of the Common Stock in the over-the-counter market as reported by NASDAQ. If the Common Stock bid and asked prices are not then reported by NASDAQ, then Fair Market Value shall be the quote furnished by any member of the Financial Industry Regulatory Authority selected from time to time by the Company for that purpose. If no member of the Financial Industry Regulatory Authority then furnishes quotes with respect to the Common Stock, then Fair Market Value shall be the value determined by the Committee in good faith.

(q)	“Holding Period” has the meaning set forth in Section 9(b) hereof.

(r)
“Maximum Share Amount” means the maximum number of Shares that a Participant may purchase on any given Purchase Date, as determined by the Committee in its sole discretion and subject to the limitations set forth in Section 3(b). Until specified otherwise by the Committee, the Maximum Share Amount for any Offering Period shall be determined by dividing (i) $5,000 by (ii) the Fair Market Value of one share of Common Stock on the Offering Date for such Offering Period.

(s)	“New Purchase Date” means a new Purchase Date if the Administrator shortens any Offering Period then in progress.

(t)	“Offering” means an offer under the Plan of an option that may be exercised during an Offering Period.

(u)	“Offering Date” means the first Trading Day of each Offering Period.

(v)
“Offering Periods” means the period of time during which offers to purchase Common Stock are outstanding under the Plan as further described in Section 4. The Committee shall determine the length of each Offering Period, which need not be uniform; provided that no Offering Period shall exceed twenty-seven (27) months in length, and provided, further, that the first Offering Period under the Plan will commence on the first Trading Day on or after January 1, 2019. No voluntary payroll deductions shall be solicited until after the effective date of a registration statement on Form S-8 filed under the Securities Act of 1933, as amended, covering the shares to be issued under the Plan.

(w)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(x)	“Participant” means an Eligible Employee that participates in the Plan.

(y)	“Plan” means this U.S. Xpress Enterprises Inc. Employee Stock Purchase Plan.

(z)	“Purchase Date” means the last Trading Day of the Offering Period.

(aa)
“Purchase Price” means the Designated Percent of the Fair Market Value of a share of Common Stock on the Offering Date or on the Purchase Date, whichever is lower. Unless otherwise determined by the Administrator, the Designated Percent for purposes of the foregoing sentence is eighty-five percent (85%). The Administrator may change the Designated Percent for any Offering Period but in no event shall the Designated Percent be less than eighty-five percent (85%).

(bb)	“Registration Date” means the effective date of the Registration Statement.

(cc)	“Registration Statement” means the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of Common Stock.

(dd)	“Securities Act” means the Securities Act of 1933, as amended from time to time.

(ee)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ff)	“Trading Day” means a day on which the New York Stock Exchange is open for trading.

(gg)
“U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.    Eligibility; Offering Periods.

(a)          Eligibility. Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b)          Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4.    Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 of each year, or on such other date as the Administrator shall determine, and continuing thereafter until terminated in accordance with the Plan; provided, however, that the first Offering Period under the Plan will commence with the first Trading Day on or after January 1, 2019. Unless otherwise determined by the Administrator, each Offering Period shall be for a period of six (6) months during which an option granted pursuant to the Plan may be exercised.  The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) without stockholder approval. Any such change shall be announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.    Participation. An Eligible Employee may participate in the Plan by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.

6.    Contributions.

(a)          At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b)          Payroll deductions for a Participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Purchase Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(c)          All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages only.

(d)          A Participant may discontinue his or her participation in the Plan as provided in Section 10. A Participant may decrease the rate of his or her Contributions during an Offering Period by delivery of a subscription agreement to the Administrator or its designee; provided, however, that a Participant may make such a change only once per Offering Period. The change will become effective as soon as administratively practicable after receipt; provided, however, that any such change shall be effective no earlier than the first Offering Period that begins at least five (5) business days after the Administrator’s receipt of a new subscription agreement from the Participant, unless a later date for implementation is requested by the Participant.

(e)          Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a Participant’s Contributions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f)          At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), in each case, as related to a Participant’s option under the Plan, the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Participant under the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7.    Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated during such Offering Period prior to such Purchase Date and retained in the Eligible Employee’s account as of the Purchase Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than the Maximum Share Amount and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8.    Exercise of Option.

(a)          Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Purchase Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than the Maximum Share Amount and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. No fractional shares of Common Stock will be purchased. Any Contributions accumulated in a Participant’s account which are not sufficient to purchase a full share will be refunded to the Participant, without interest. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)          In the event that the number of shares of Common Stock to be purchased by all Participants in any Offering Period exceeds the number of shares of Common Stock then available for issuance under the Plan, (i) the Company shall make a pro rata allocation of the remaining shares of Common Stock in as uniform a manner as shall be practicable and as the Committee shall, in its sole discretion, determine to be equitable and (ii) all funds not used to purchase shares of Common Stock on the Purchase Date shall be returned, without interest to the Participants.

9.    Delivery; Holding Period.

(a)          As soon as reasonably practicable after each Purchase Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.  If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any shares issued to such Participant pursuant to the exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Purchase Date or within the one-year period commencing on the day after the exercise date, such Participant shall, within five (5) days of such disposition, notify the Company thereof.

(b)           Unless otherwise determined by the Administrator, Participants are required to hold shares of Common Stock acquired under the Plan for the one-year period after the Purchase Date (the “Holding Period”). During the Holding Period, a Participant may not sell or transfer shares of Common Stock acquired under the Plan.

10.    Withdrawal.

(a)          A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator; provided, however, that any notice to withdraw must be received by the Administrator at least ten (10) days prior to the next occurring Purchase Date (or such other notice period as may be established by the Administrator from time to time in its sole discretion). All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b)          A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11.    Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that is permitted by, and compliant with, Section 423 of the Code, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company shall not be treated as terminated under the Plan.

12.    Interest. No interest will accrue on the Contributions of a Participant in the Plan.

13.    Stock. Subject to adjustment as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 2,300,000 shares of Common Stock.

14.    Administration. Unless otherwise designated by the Board, the Committee shall serve as the Administrator. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries as participating in the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan, establishment of bank or trust accounts to hold Contributions, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. With respect to employees of the Company or any entity that, directly or indirectly, is controlled by the Company, and any entity in which the Company has a significant equity interest, in either case as determined by the Committee, who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan with respect to such employees in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more plans or sub-plans to reflect such amended or varied provisions.

15.    Designation of Beneficiary.

(a)          If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b)          Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)          All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.

16.    Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.    Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to the Plan.

18.    Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.    Adjustments; Dissolution or Liquidation; Corporate Transactions.

(a)          Adjustments. In the event that there is, with respect to the Company, a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Common Stock or other corporate exchange, or any distribution to stockholders of Common Stock or other property or securities or any extraordinary cash dividends (other than regular cash dividends) or any transaction similar to the foregoing or other transaction that results in a change to the Company’s capital structure, the Committee shall make an adjustment to the number and kind of shares as to which outstanding options then unexercised shall be exercisable, in the available shares set forth in Section 13, and in the Purchase Period limit under Section 7, so that the proportionate interest of the Participants shall be maintained as before the occurrence of such event; provided, however, that in no event shall any adjustment be made that would cause any option to fail to qualify as an option pursuant to an employee stock purchase plan within the meaning of Section 423 of the Code.

(b)          Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Purchase Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Purchase Date, that the Purchase Date for the Participant’s option has been changed to the New Purchase Date and that the Participant’s option will be exercised automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)          Certain Corporate Transactions. In the event of a reorganization, merger, or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation (or survives as a direct or indirect subsidiary of such other constituent corporation or its parent), or upon a sale of substantially all of the property or stock of the Company to another corporation, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Purchase Date on which such Offering Period shall end. The New Purchase Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Purchase Date, that the Purchase Date for the Participant’s option has been changed to the New Purchase Date and that the Participant’s option will be exercised automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.    Amendment or Termination.

(a)          The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate the outstanding Offering Period either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit the Offering Period to expire in accordance with its terms (and subject to any adjustment pursuant to Section 19). If the Offering Period is terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon) as soon as administratively practicable.

(b)          Without Participant consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c)          Without limiting the foregoing, in the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)
amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii)	altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii)	shortening any Offering Period by setting a New Purchase Date, including an Offering Period underway at the time of the Administrator action;

(iv)	reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v)	reducing the maximum number of Shares a Participant may purchase during any Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

21.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.    Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.    Code Section 409A. The Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.

24.    Term of Plan. The Plan will be effective as of the Effective Date and will continue in effect through the tenth (10th) anniversary thereof, unless sooner terminated under Section 20.

25.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.    Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

27.    No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary. Furthermore, the Company or a Subsidiary may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

28.    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

29.    Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

**************

The foregoing is hereby acknowledged as being the U.S. Xpress Enterprises, Inc. Employee Stock Purchase Plan as adopted and approved by the Board on  June 8, 2018 and by the Company’s sole stockholder on June 8, 2018.

U.S. XPRESS ENTERPRISES, INC.

By:	/s/ LEIGH ANNE BATTERSBY
Name:	Leigh Anne Battersby
Its:	Executive Vice President and Corporate General Counsel

EXHIBIT A

U.S. XPRESS ENTERPRISES, INC.
EMPLOYEE STOCK PURCHASE PLAN
DESIGNATED COMPANIES

1.	U.S. Xpress, Inc.
2.	Total Transportation of Mississippi, LLC
3.	Xpress Internacional, S.A. de C.V.

EXHIBIT B

U.S. XPRESS ENTERPRISES INC.
EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT

____ Original Application	Offering Date:
____ Reduction in Payroll Deduction Rate

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the U.S. Xpress Enterprises, Inc. Employee Stock Purchase Plan.

1.    I,                             , hereby elect to participate in the U.S. Xpress Enterprises, Inc. Employee Stock Purchase Plan (the “Plan”) and subscribe to purchase shares of Common Stock in accordance with this Employee Stock Purchase Plan Subscription Agreement (the “Subscription Agreement”) and the Plan.

2.    I hereby authorize payroll deductions from each paycheck in the amount of     % of my Compensation on each payday (from 0 to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

3.    I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan.

4.    I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan. The Company reserves the right to modify the Plan and to impose other requirements on my participation in the Plan, on the option and on any shares of Common Stock purchased under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. I agree to be bound by such modifications regardless of whether notice is given to me of such event, subject, in any case, to my right to withdrawal from participation in the Plan. I further agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

5.    I hereby agree to be bound by the terms of the Plan and this Subscription Agreement. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Tax ID Number: ___________________

I ACKNOWLEDGE AND UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT INCLUDING ITS APPENDICES AND MY PARTICIPATION IN THE PLAN WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS AFFIRMATIVELY TERMINATED BY ME.

Dated:
Signature of Employee:

Back to Form S-8